Exhibit 3.1e

FRANCISCO V. AGUILAR
Secretary of State
401 North Caraon Street

Carson City, Nevada 89701-4201

Filed in the Office of
Secretary of State
State Of Nevada

Business Number
E0001592016-2
Filing Number
20255052065
Filed On
7/21/2025 2:52:00 PM
Number of Pages
1

# Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87Á, 88, 88A, 89 and 92A

**TYPE OR PRINT** - U9E DARK INK ONLY • **DO NOT HIGHLIGHT**

IN9TRUCTION9:

t. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signor. Form will be returned if unsigned.

| | |
|---|---|
| 1. Entlty Infomatlon: | Nama of entity as on file with the Nevada Secretary of State:<br>Nutriband Inc.<br>Entity or Nevada Business Identification Number (NVID): {,• ¢p ( ( p |
| 2. Document: | Name of document with inaccuracy or defect:<br>Certificate of Amendment |
| 3. Fillng Date: | Filing date of document which correction is being made: July“14, 2025” |
| 4. Description: | Description of inaccuracy or defect:<br>The authorized number of shares of Series A Convertible Preferred Stock is listed in the Certificate of Designation as 2,788,678 shares. |
| 5. Gorrectlon: | Correction of inaccuracy or defect:<br>The authorized number of shares of Series A Convertible Preferred Stock listed in the Certificate of Designation should be corrected to 10,000,000 shares. |
| **6. Signature:**<br>(Required) | X ____________________ 07/21/2025<br>Signature Date |